EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MMRGlobal Reports Record Revenue Increase

LOS ANGELES, CA (Marketwire - May 16, 2011) - MMRGlobal, Inc. (OTCBB: MMRF) (www.mymedicalrecords.com), the leading provider of Personal Health Records, MyEsafeDepositBox storage solutions and electronic document management systems for consumers and healthcare professionals, announced today that it has filed its quarterly report on Form 10Q for the period ended March 31, 2011 with the United States Securities and Exchange Commission. The Company reported revenues for the quarter ended March 31, 2011 of $571,981 or 634% of the previously reported revenue for the first quarter of 2010. Revenues increased by $481,817 or 534% as compared to the first quarter of 2010.

The Company also reported significant decreases in operating losses. G&A decreased $549,915 or 24.6%. Operating losses also decreased significantly from $6,463,358 to $1,730,392 or 73% of which $905,560 were non-cash losses attributable to expenditures which stem mainly from the application of accounting principles to value equity, imputed interest in the sale of convertible notes, and stock options, warrants and common stock issued for services, among other similar types of expenses. Cash operating losses decreased by 31% from $1,187,755 in 2010 to $824,832 in 2011.

"MMRGlobal is focused on expanding the capabilities of our MMRPro product and services while we increase the size of our paid member customer base through direct sales, affinity sales and patient upgrades through our MMRPro Stimulus Program. We are also focused on continuing to generate revenue from strategic relationships such as with Kodak, Chartis, Alcatel-Lucent and Unis-TongHE in China. At the same time, the Company continues to actively pursue opportunities to exploit the Company's legacy biotech assets," stated MMRGlobal Chairman and CEO Robert H. Lorsch.

The Company also announced that Mr. Lorsch will spend more time on unique financing opportunities to retire liabilities and debt, recruit key personnel, as well as for strategic alliances and M&A opportunities as was demonstrated by the recent transaction with Nihilent last week and a renewal of The RHL Group credit line.

Kodak recently conducted a Kodak Scan Station Pro 550 training session for dealers and distributors where MMR also demonstrated MMRPro running on the system. MMR is receiving the first of its Kodak Scan Station Pro 550s this month and will immediately deploy them in beta at existing MMRPro customer sites such as Spalding Surgical Center of Beverly Hills. However, in an effort to accelerate sales of MMRPro, the Company is exploring opportunities to open its MMRPro software to run on additional hardware platforms which would connect to the MMRPro application with Kodak's Capture Pro software.

Digitization of medical records is now a national policy. MMRGlobal is well positioned to take advantage of this historic time in healthcare. The Company's technology platform already integrates voice, fax and e-storage document management solutions in both English and Spanish. MMR also continues to be an integrated service provider on Google Health, which allows users to synchronize information between the Google Health offering and a MyMedicalRecords PHR account at the click of a mouse.

About MMRGlobal, Inc.

MMRGlobal, Inc., through its wholly-owned operating subsidiary, MyMedicalRecords, Inc. ("MMR") (www.mymedicalrecords.com), provides secure and easy-to-use online Personal Health Records ("PHRs") and electronic safe deposit box storage solutions, serving consumers, healthcare professionals, employers, insurance companies, financial institutions, and professional organizations and affinity groups. MyMedicalRecords

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enables individuals and families to access their medical records and other important documents, such as birth certificates, passports, insurance policies and wills, anytime from anywhere using the Internet. The MyMedicalRecords Personal Health Record is built on proprietary, patented technologies to allow documents, images and voicemail messages to be transmitted and stored in the system using a variety of methods, including fax, phone, or file upload without relying on any specific electronic medical record platform to populate a user's account. The Company's professional offering, MMRPro, is designed to give physicians' offices an easy and cost-effective solution to digitizing paper-based medical records and sharing them with patients in real time through an integrated patient portal. MMR is an Independent Software Vendor Partner with Kodak to deliver an integrated turnkey EMR solution for healthcare professionals. MMR is also an integrated service provider on Google Health. Through its merger with Favrille, Inc. in January 2009, the Company acquired intellectual property biotech assets that include anti-CD20 antibodies and data and samples from its FavId™/Specifid™ vaccine clinical trials for the treatment of B-Cell Non-Hodgkin's lymphoma. To learn more about MMR Global, Inc. and its products, visit www.mmrglobal.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature, including future performance, management's expectations, beliefs, intentions, estimates or projections, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Some can be identified by the use of words (and their derivations) such as "need," "possibility," "offer," "development," "if," "negotiate," "when," "begun," "believe," "achieve," "will," "estimate," "expect," "maintain," "plan," and "continue," or the negative of these words. Factors that could cause or contribute to such differences include, but are not limited to, the risk the Company's products are not adopted or viewed favorably by the healthcare community; risks related to the current uncertainty and instability in financial and lending markets, including global economic uncertainties; variations in our quarterly operating results; product integration in physician practices and hospitals; timing and volume of sales and installations; length of sales cycles and the installation process; market acceptance of new product introductions; ability to establish and maintain strategic relationships; ability to identify and integrate acquisitions; relationships with licensees; competitive product offerings and promotions; changes in government laws and regulations and future changes in tax legislation and initiatives in the healthcare industry; undetected errors in our products; possibility of interruption at our data centers; risks related to third party vendors; risks related to obtaining and integrating third-party licensed technology; acceptance of the Company's marketing and promotional campaigns; risks related to a security breach by third parties; maintaining, developing and defending our intellectual property rights including those pertaining to our biotechnology assets; risks associated with recruitment and retention of key personnel; uncertainties associated with doing business internationally across borders and territories; and additional risks discussed in the Company's filings with the Securities and Exchange Commission. Additionally, we are a developing early-stage company and many variables can affect revenues and/or projections, including factors out of our control. The Company is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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CONTACT:

Michael Selsman
Public Communications Co.
(310) 553-5732
ms@publiccommunications.biz